Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

STRONG COMMERCIAL LOAN GROWTH CONTRIBUTES TO CALIFORNIA FIRST NATIONAL BANCORP MAINTAINING SECOND QUARTER EPS AT $.30

IRVINE, CALIFORNIA, January 19, 2011 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $3.1 million for the second quarter ended December 31, 2010, unchanged from net earnings of $3.1 million for the second quarter of fiscal 2010. For the six months ended December 31, 2010, net earnings decreased 27% to $4.8 million from $6.5 million for the first six months of fiscal 2010. Diluted earnings per share were $0.30 for both the second quarter of fiscal 2010 and fiscal 2011 while diluted earnings per share of $0.46 for the first six months of fiscal 2011 were down 28% from $0.64 per share for the same period of fiscal 2010.

Lower investment gains contributed to the decline in earnings for the first six months of fiscal 2011 and minimized the improvement in other areas during the second quarter. Excluding investment gains from both periods, gross profit during the second quarter was up 9% from the prior year, while the decline in gross profit for the first six months was 5%.

Gross profit of $8.0 million for the second quarter ended December 31, 2010 was unchanged from the second quarter of the prior year. Total direct finance, loan and interest income for the second quarter ended December 31, 2010 decreased 1% to $6.5 million from $6.6 million during the second quarter of the prior year. The decrease included a 10% decrease in direct finance income due to lower yields and a 31% decline in investment income largely due to lower investment balances. These declines offset a 75% increase in commercial loan income that reflected a 41% growth in average loan balances and 128 basis point improvement in average yield. Combined, the average yield on leases and loans held in the Company's own portfolio decreased 63 basis points to 7.52% on an average investment that increased 13% to $307.7 million. The decline in average cash and investment balances to $118.5 million from $160.7 million, along with a 17 basis point drop in the average yield to 2.56%, produced the lower investment income during the second quarter of fiscal 2011. Interest expense paid on deposits and borrowings during the second quarter of fiscal 2011 decreased by $419,000, or 33%, reflecting a 4% decrease in average balances and a 64 basis point drop in average interest rates paid. For the second quarter of fiscal 2011, the Company recorded an allowance for credit losses of $500,000, compared to a $100,000 addition to the allowance during the second quarter of fiscal 2010. The higher provision in 2011 is consistent with the 11% growth in total risk assets during the quarter. All of these factors led to a $75,000, or 1%, decrease in net direct finance and interest income after provision for credit losses to $5.2 million.

Total non-interest income of $2.8 million for the second quarter of fiscal 2011 was up 3% from $2.7 million for the same period of the prior year. Included in non-interest income during the second quarter of fiscal 2011 were $1.2 million of gains realized on the sale of investment securities, while fiscal 2010 included investment gains of $1.8 million. Excluding such investment gains, other income of $1.6 million compared to $1.0 million during the second quarter of the prior year. This increase was largely due to higher revenues and income realized from the sale or re-lease of property on leases reaching the end of term during the period.

For the six months ended December 31, 2010, gross profit of $13.7 million was down 17% from $16.4 million for the same period of the prior year. This decrease reflected a $1.6 million, or 30%, decrease in total non-interest income and $1.1 million, or 10%, decrease in net direct finance, loan and interest income after provision for credit losses. Total direct finance, loan and interest income for the first six months of fiscal 2011 decreased 12% to $12.4 million, but included a $1.1 million increase in commercial loan income that was offset by a $1.7 million decline in direct finance income and $1.1 million decline in investment income. During the first six months of fiscal 2011, the average investment in commercial loans increased 25% to $90 million, while the average investment in capital leases decreased 2% to $199 million. The average yield on leases and loans held in the Company's own portfolio decreased by 87 basis points to 7.50%. The average yield on cash and investments decreased 65 basis points to 2.47% for the six months ended December 31, 2010, while average cash and investment balances decreased 25% to $129 million. For the six months ended December 31, 2010, interest expense on deposits and borrowings decreased by $1.0 million to $1.8 million, reflecting a 64 basis point decrease in average rates paid on average balances that declined by 11% from the year before to $227.1 million. For the first six months of fiscal 2011, the Company recorded a provision for credit losses of $775,000, compared to a provision of $350,000 in fiscal 2010. The provision for credit losses for the fiscal 2011 period related to growth within the commercial loan and lease portfolios that expanded from $257.8 million at June 30, 2010 to $333.4 million at December 31, 2010.

Total non-interest income of $3.8 million for the first six months of fiscal 2011 was down 30% from $5.4 million during the comparable period of fiscal 2010. Fiscal 2010 non-interest income included $3.4 million of gains realized on the sale of investment securities while the first six months of fiscal 2011 included investment gains of $1.4 million. Excluding such investment gains, other income for the six months ended December 31, 2010 was $2.4 million, up 20% from $2.0 million during first six months of the prior year. This increase in other income was largely due to higher revenues and income realized from the sale or re-lease of property on leases reaching the end of term during the period, offset by a decline in income from the sale of leases.

During the second quarter of fiscal 2011, CalFirst Bancorp's non-interest expense of $3.0 million was 1% lower than the prior year, while non-interest expense of $6.0 million for the first six months of fiscal 2011 was up 2% from $5.8 million for the first six months of fiscal 2010. The second quarter benefited from slightly lower compensation expense, which offset slight increases seen during the first quarter.

Commenting on the results, Mr. Paddon indicated, "Second quarter results continued to show the benefits from the expansion of commercial loan and lease participation activities. Lease bookings during the second quarter of fiscal 2011 of $69.2 million were up 27% from the 2010 second quarter, and included $27.3 million of lease purchases. Commercial loans booked of $30.7 million were up from $300,000, and contributed to total loan and lease assets booked in the quarter ending December 31, 2010 increasing 69% to $92.8 million. For the six months ended December 31, 2010, total lease and loan bookings were $158.7 million, more than double the volume during the first six months of the prior year. As a result, the net investment in leases and loans of $333.4 million at December 31, 2010 is up 29% from June 30, 2010, and is 23% higher than the level at December 31, 2009. During the second quarter of fiscal 2011, direct lease originations were up 10% from the second quarter of fiscal 2010, and combined with new loan and lease purchase commitments, total originations during the second quarter more than doubled. For the first six months of fiscal 2011, total originations were up 80% from the same period of the prior year. With the strong level of bookings during the second quarter, the estimated backlog of approved lease and loan commitments of $95 million is down from the level at September 30, 2010, but remains 48% above the level of a year ago.

"As a result of the securities sales and refunding during the first six months of 2011, the Company's investment in marketable securities decreased to $53.7 million at December 31, 2010 from $72.0 million at June 30, 2010. Total assets of $468.9 million at December 31, 2010 are supported by a capital base of $192.8 million."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2010 Annual Report on Form 10-K and the 2011 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Direct finance and loan income	$ 5,785	$ 5,540	$ 10,852	$ 11,483
Investment and interest income	757	1,095	1,595	2,674
Total direct finance, loan and interest income	6,542	6,635	12,447	14,157
Interest expense on deposits and borrowings	865	1,284	1,787	2,828
Net direct finance, loan and interest income	5,677	5,351	10,660	11,329
Provision for credit losses	500	100	775	350
Net direct finance, loan and interest income, after provision for credit losses	5,177	5,251	9,885	10,979
Non-interest income
Operating and sales-type lease income	837	514	1,245	1,020
Gain on sale of leases and leased property	602	233	748	486
Other income	1,388	1,989	1,801	3,920
Total non-interest income	2,827	2,736	3,794	5,426

Gross Profit	8,004	7,987	13,679	16,405
Non-interest expenses
Compensation and employee benefits	2,114	2,207	4,203	4,151
Occupancy	238	233	474	466
Professional Services	118	120	241	248
Other general and administrative	506	444	1,043	965
Total non-interest expenses	2,976	3,004	5,961	5,830

Earnings before income taxes	5,028	4,983	7,718	10,575
Income taxes	1,923	1,906	2,952	4,045

Net earnings	$ 3,105	$ 3,077	$ 4,766	$ 6,530

Basic earnings per share	$ 0.30	$ 0.30	$ 0.46	$ 0.64
Diluted earnings per share	$ 0.30	$ 0.30	$ 0.46	$ 0.64

Weighted average common shares outstanding	10,276	10,185	10,263	10,179
Diluted number of common shares outstanding	10,366	10,289	10,353	10,282

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2010	June 30, 2010
ASSETS
Cash and short term investments	$ 43,285	$ 73,988
Investment securities	53,727	71,974
Net receivables	2,435	2,302
Property for transactions in process	17,851	26,845
Net investment in leases	225,092	192,385
Commercial loans	108,277	65,409
Income tax receivable	5,055	3,816
Other assets	2,218	2,546
Discounted lease rentals assigned to lenders	10,917	14,337
	$468,857	$453,602
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,261	$ 905
Income taxes payable, including deferred taxes	20,566	17,233
Deposits	225,518	205,922
Borrowings	10,000	10,000
Other liabilities	6,782	6,657
Non-recourse debt	10,917	14,337
Total liabilities	276,044	255,054
Stockholders' Equity	192,813	198,548
	$468,857	$453,602